EXHIBIT 4.2
CONSENT OF MACQUARIE NORTH AMERICA LTD.
To the Directors of
Glamis Gold Ltd.
     We consent to the inclusion in the Glamis Gold Ltd. (“Glamis”) Registration Statement on Form F-80 dated on or about May 3, 2006, of our fairness opinion, dated March 16, 2006, and to the reference to our firm under the headings “Experts” and “Fairness Opinion” therein.

MACQUARIE NORTH AMERICA LTD.

By:	/s/ George Brack

Name: George Brack
Title: Executive Director
Vancouver, British Columbia
May 3, 2006